    EXHIBIT 10.50

T-MOBILE US, INC. 2023 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
(PERFORMANCE-VESTING, SECTION 16 OFFICER – ANNUAL AWARD, STOCK-SETTLED)
T-Mobile US, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the T-Mobile US, Inc. 2023 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]
Grant Date:	[____]
Number of RSUs (at target):	[____]
Vesting Schedule:
(a)     Subject to subsection (b) below, and further subject to and conditioned upon Participant’s continued status as a Service Provider through the Vesting Date, a number of RSUs equal to the Performance-Adjusted Units (as defined and determined in accordance with Exhibit B attached hereto) shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”).
(b)    Notwithstanding the foregoing:
(i)If Participant incurs a Termination of Service prior to the Vesting Date due to Participant’s death or Disability, any then-unvested RSUs shall vest (based on the target level of performance, as determined in accordance with Exhibit B attached hereto) upon such Termination of Service.
(ii)If Participant incurs a Termination of Service prior to the Vesting Date as a result of a Workforce Reduction, a Divestiture or a Qualifying Termination, then (A) the number of Performance-Adjusted Units shall be determined (in accordance with Exhibit B attached hereto) as soon as administratively practicable following the last day of the Performance Period, (B) a number of RSUs equal to the product of such Performance-Adjusted Units multiplied by the Pro Rata Fraction shall become earned and vested and (C) any remaining unearned RSUs shall be canceled and forfeited effective as of the last day of the Performance Period; provided, however, that Participant will not be eligible to receive any vesting of the RSUs under this subsection (b)(ii) unless Participant executes and, if applicable, does not revoke all documents required under the applicable Company severance program or otherwise, including without limitation any required release of claims, within the applicable time frames set forth in such documents or as prescribed by the Company (which, in either case, shall be no later than sixty (60) days following the date of such Termination of Service). In the event Participant fails to execute all required documents in a timely fashion, then if any RSUs have vested or been paid to Participant after the Termination of Service but before Participant’s failure to execute all required documents, Participant covenants and agrees that Participant will have no right, title or interest in such amount vested or paid and that Participant will cause such amount to be returned immediately to the Company upon notice.
(iii)Subject to the provisions of Article VIII of the Plan, if (A) a Change in Control is consummated and (B) upon the consummation of the Change in Control or at any time during the one (1)-year period thereafter, Participant incurs a Termination of Service (1) by the Company or its Affiliates for any reason other than Cause (excluding due to Participant’s death or Disability) or (2) by Participant for Good Reason, then, in either case, any then-unvested RSUs shall become immediately earned and vested as of the date of such Termination of Service at the greater of (x) the target level of performance or (y) the actual level of performance under Exhibit B determined as if the Performance Period had ended as of the last trading day immediately preceding the Change in Control.
(iv) Notwithstanding any other provision in this Agreement to the contrary, if (A) a Change in Control occurs prior to the end of the Performance Period, (B) the RSUs granted hereby are assumed, converted or replaced by the resulting entity in the Change in Control and (C) Participant’s status as a Service Provider continues through the end of the Performance Period, then the number of RSUs granted hereby that will be earned with respect to such Performance Period shall not be less than the number of RSUs that would be earned based on the target level of performance (as determined in accordance with Exhibit B attached hereto).
[For Mr. Gopalan only: replace the sub-provisions above with the following:
(i)If Participant incurs a Termination of Service prior to the Vesting Date (other than as provided in subsection (b)(ii) below) either (1) by the Company or its Affiliates for any reason other than Cause, (2) by Participant for Good Reason, (3) due to a Qualifying Retirement or (4) due to Participant’s death or Disability, then, in any case, subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution and non-revocation of the Release (each such capitalized term as defined in Participant’s Employment Agreement with the Company, effective November 1, 2025, as amended from time to time, or any successor agreement (the “Employment Agreement”)) that becomes fully effective within the time frame set forth in the Employment Agreement, the RSUs shall remain outstanding and a number of RSUs equal to the Performance-Adjusted Units shall vest on the Vesting Date (or, if later, on the Release Effective Date (as defined in the Employment Agreement)).
(ii)Notwithstanding any other provision in this Agreement to the contrary, if (A) a Change in Control occurs prior to the end of the Performance Period, (B) the RSUs granted hereby are assumed, converted or replaced by the resulting entity in the Change in Control and (C) Participant’s status as a Service Provider continues through the end of the Performance Period, then the number of RSUs granted hereby that will be earned with respect to such Performance Period shall not be less than the number of RSUs that would be earned based on the target level of performance (as determined in accordance with Exhibit B attached hereto).]
Definitions:     For purposes of this Grant Notice and the Agreement, the following terms shall have the following meanings:
(i)“Cause” means “Cause” (or any term of similar effect) as defined in Participant’s offer letter or other applicable employment or service agreement with the Company or any of its Affiliates or, if there is no such agreement or such agreement does not contain a definition of Cause (or term of similar effect), then “Cause” shall mean any one or more of the following: (A) Participant’s gross neglect or willful material breach of Participant’s principal employment responsibilities; (B) a final judicial adjudication that Participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company, Deutsche Telekom AG or their respective Affiliates); (C) Participant’s breach of any written non-competition, non-solicitation or confidentiality covenant between Participant and the Company or any Affiliate of the Company (other than a de minimis breach); (D) fraudulent conduct in the course of Participant’s employment with the Company as determined by a court of competent jurisdiction; (E) Participant’s unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Board constitutes a material breach of the Company’s or one of its Affiliate’s written policies or Code of Conduct; or (F) Participant’s material breach of any other obligation which, if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates and which is demonstrably injurious to the Company or an Affiliate thereof. Notwithstanding the foregoing, no cure period shall be required under the foregoing clause (F) if the breach is a recurrence of conduct that was the subject of a prior notice under such clause (F) for which a thirty (30)-day cure period was given. For purposes of the foregoing clause (F), the term “obligation” refers to the Company’s (and its Affiliates’) policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.
(ii)“Divestiture” means a Termination of Service as the result of a divestiture or sale of a business unit as determined by Participant’s employer based on the personnel records of the Company and its Affiliates.
(iii)“Good Reason” means “Good Reason” (or any term of similar effect) as defined in Participant’s offer letter or other applicable employment or service agreement with the Company or any of its Affiliates or, if there is no such agreement or such agreement does not contain a definition of Good Reason (or term of similar effect), then “Good Reason” shall mean the occurrence of any of the following events without Participant’s consent, provided that (x) Participant notifies the Company not more than ninety (90) days after its initial occurrence, (b) the Company does not cure such occurrence within thirty (30) days after receipt of such notice and (c) Participant’s employment with the Company terminates within sixty (60) days after the end of the Company’s cure period: (A) a material reduction in Participant’s base salary, annual target short-term incentive award opportunity or annual target long-term incentive opportunity, except for across-the-board salary reductions based on the Company’s and its Affiliates’ financial performance similarly affecting all or substantially all management employees of the Company and its Affiliates; or (B) the relocation of the office at which Participant is principally employed to a location more than fifty (50) miles from the location of such office, or Participant being required to be based anywhere other than such office, except for required travel on business.
(iv)“Performance Period” means the period beginning February 15, 2025 and ending on the third (3rd) anniversary thereof.

(v)“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date through the date of Participant’s Termination of Service and the denominator of which is the number of days from the Grant Date through the last day of the Performance Period.
(vi)“Qualifying Termination” means Participant’s Termination of Service (A) by the Company without Cause or (B) by Participant for Good Reason.
(vii)“Workforce Reduction” means Participant’s Termination of Service as a result of a reduction in force, realignment or similar measure as determined by Participant’s employer and (i) Participant is officially notified in writing of such Termination of Service due to a workforce reduction and eligibility for the Company’s severance program under which Participant is covered, or (ii) if not covered by a Company severance program, Participant is notified in writing by an authorized officer of the Company or any Affiliates that the Termination of Service is as a result of such action.
[For Mr. Gopalan only: replace the sub-provisions above with the following definitions:
“Affiliates” notwithstanding anything to the contrary in the Plan, shall have the meaning set forth in the Plan; provided, that “Affiliates” shall exclude Deutsche Telekom AG and its Affiliates (other than the Company and its Subsidiaries) for all purposes.
“Performance Period” means the period beginning February 15, 2025 and ending on the third (3rd) anniversary thereof.]
Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days after the Agreement is presented to Participant for review. If Participant fails to accept the RSUs within such ninety (90)-day period, the Company may, in its sole discretion, rescind the RSUs in their entirety. By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL

1.1Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

1.3Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any) and Participant shall have no further right to or interest in such cancelled and forfeited RSUs.

2.2Settlement.

(a)RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than the earlier of (i) ninety (90) days following the date on which the applicable RSU vests or (ii) March 15th of the calendar year immediately following the calendar year in which the vesting date occurs; provided, that if Participant elects to defer settlement of vested RSUs pursuant to Section 2.2(c), each vested RSU shall be settled in accordance with such deferral. Notwithstanding the foregoing, if the vesting of an RSU is subject to execution of a release of claims, and such release of claims may be executed and/or revoked in a calendar year following the calendar year in which the payment event occurs, the payment shall be made in the second such calendar year to the extent necessary to comply with Section 409A.

(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided, that the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)Subject to Section 10.6 of the Plan, Participant may elect to defer delivery of the Shares payable upon vesting of the RSUs in accordance with the terms and conditions set forth in the Company’s Non-Qualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2014 and as may be further amended from time to time), any successor plan or any other deferred compensation arrangement. [For Gopalan only: this sub-provision is omitted in its entirety.]
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the RSUs and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its Affiliates or their respective agents.

3.2Tax Withholding.

(a)Subject to Section 3.2(b) below and Section 9.5 of the Plan, the Company will have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy all federal, state, local and foreign taxes required by Applicable Law to be withheld in connection with the vesting or settlement of the RSUs or any other taxable event related to the RSUs, including, without limitation, the authority to deduct such amounts from other compensation payable to Participant by the Company.
(b)Unless the Company otherwise determines, the Company shall withhold, or cause to be withheld, in satisfaction of any applicable withholding tax obligations and in accordance with Section 9.5 of the Plan, a number of Shares otherwise issuable upon settlement of the RSUs having a fair market value not exceeding the aggregate amount of such withholding tax liabilities based on the minimum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.
(c)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
COVENANTS
4.1Restrictive Covenants. Participant has previously entered into a Restrictive Covenant and Confidentiality Agreement (or similarly titled document) (the “Restrictive Covenant Agreement”). The vesting of the RSUs and Participant’s receipt of benefits hereunder is specifically conditioned on Participant’s continued compliance with the Restrictive Covenant Agreement except for the Covenant Not to Compete (as defined therein) in the Restrictive Covenant Agreement. To the extent allowed by and consistent with Applicable Law and any applicable limitations period, if the Company determines at any time that Participant has materially breached the Restrictive Covenant Agreement (excluding the Covenant Not to Compete), then in addition to the remedies available under the Restrictive Covenant Agreement, the Company will be entitled to (i) cause any then-unvested RSUs to be immediately canceled without any payment of consideration therefor by the Company and (ii) recover from Participant in its sole discretion some or all of the Shares (or proceeds received by Participant from such Shares) paid to Participant upon settlement of the RSUs pursuant to this Agreement. Participant recognizes that if Participant materially breaches the Restrictive Covenant Agreement (excluding the Covenant Not to Compete), the losses to the Company and/or its Affiliates may amount to the full value of any Shares paid to Participant upon settlement of the RSUs pursuant to this Agreement.
4.2Covenant Not to Compete. Participant agrees that, during the term of Participant’s employment with the Company and its Affiliates (and their respective predecessors) and for a period of one year immediately following the termination of such employment, Participant shall not either directly or indirectly, with or without compensation: (a) engage in, provide, offer to provide, or assist anyone in providing, services to or for a business, entity or individual that is substantially the same as or similar to the Company’s Business (as defined in the Restrictive Covenant Agreement) or that competes with the Company’s Business, directly or indirectly, in the geographic areas where the Company and/or its Affiliates provide services; or (b) compete with the Company, its Affiliates or its dealers within the geographic areas where such entities provide or are permitted to provide services. Participant understands that the noncompetition obligations in this paragraph shall not apply unless at the time this Agreement is executed, or at a later date, Participant’s annualized earnings meet or exceed the minimum amount required by the Revised Code of Washington 49.62. Participant agrees that the noncompetition obligation contained in this Section 4.2, if not enforceable at the time this Agreement is entered into, may nevertheless become enforceable in the future due to changes in Participant’s compensation.
ARTICLE V.
OTHER PROVISIONS
5.1Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2Clawback. The RSUs and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including, without limitation, the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy.
5.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Head of Stock Compensation at the Company’s principal office or the Head of Stock Compensation’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.4Dispute Resolution Procedure. Any and all claims and disputes regarding and/or arising out of or related to the RSUs, the Grant Notice, the Plan, or this Agreement shall be resolved under any Mutual Agreement to Arbitrate or other applicable arbitration agreement (“Arbitration Agreement”) between Company and Participant, if such an agreement exists. However, nothing herein shall be construed to reduce or eliminate the deference to the Plan Administrator that would otherwise be required prior to, or as part of a claim in court, procedurally or substantively.
5.5Venue. If there is no Arbitration Agreement between Company and Participant or such Arbitration Agreement is inapplicable, any legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Grant Notice or this Agreement, or any provision thereof or hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue.
5.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.8Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.9Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, the Grant Notice and this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the written consent of Participant.

5.10Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

5.11Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

5.12Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or its Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

5.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

5.14Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware; provided, that the provisions of Article IV of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington for employees employed in the State of Washington.

5.15Section 409A.
(a)This Agreement shall be interpreted in accordance with the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 5.15 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, Participant shall have no discretion over or ability to control the actual year in which payment is made.
(b)    Notwithstanding anything to the contrary in this Agreement, no amounts that constitute “non-qualified deferred compensation” (within the meaning of Section 409A) shall be paid to Participant under this Agreement during the six (6)-month period following Participant’s “separation from service” to the extent that the Administrator determines that Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six (6)-month period under this Agreement.

5.16Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
* * * * *

EXHIBIT B
PERFORMANCE-VESTING CONDITIONS